Exhibit 10.30

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	ANDA Networks, Inc., a Delaware corporation
Number of Shares:	See below
Class of Stock:	See below
Initial Exercise Price:	See below
Issue Date:	September 3, 2004
Expiration Date:	September 3, 2011

THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, GREATER BAY BANCORP (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth herein and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. The Shares subject to this Warrant shall initially be Series D Preferred Stock; provided, that if at any time after the Issue Date and prior to exercise of this Warrant the Company consummates a Next Round (defined below) in which the per share purchase price of the shares issued in the Next Round (the “Next Round Stock”) is less than the Series D Price, then this Warrant shall be adjusted to instead be exercisable for such Next Round Stock. The Number of Shares subject to this Warrant shall be equal to the quotient obtained by dividing One Hundred Thousand Dollars ($100,000) by the Warrant Price. The Warrant Price shall be: (A) in the event the Shares subject to this Warrant are Series D Preferred Stock, equal to the lowest of (i) $13.72 per share, as adjusted for stock splits, stock dividends, combinations and the like (the “Series D Price”), (ii) 80% of the price per share paid in an Acquisition, or (iii) 80% of the initial “Price to Public” specified in the final prospectus with respect to an Initial Public Offering (defined below), and (B) in the event the Shares subject to this Warrant are Next Round Stock, equal to the “Next Round Price” (defined below). As used herein, “Next Round” means the first issuance and sale of preferred stock after the Issue Date to any investors pursuant to an offering in which the Company receives aggregate gross proceeds of at least $1,000,000, and “Next Round Price” means the per share purchase price of such preferred stock. As used herein, “Initial Public Offering” means the initial public offering of the Borrower’s common stock effected pursuant to a Registration Statement on Form S-l (or its successor) filed under the Securities Act of 1933, as amended.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. In the event Holder converts this Warrant pursuant to this Section 1.2, Holder shall surrender this Warrant or such portion being converted to the Company along with a conversion election notice attached hereto duly executed to the principal office of the Company. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Repurchase on Sale, Merger, or Consolidation of the Company.

1.6.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company.

1.6.2 Assumption of Warrant. Upon the closing of any Acquisition, other than an Acquisition in which the consideration received by the Company’s stockholders consists solely of cash, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

1.6.3 Cash Acquisition. This Warrant shall terminate upon the closing of an Acquisition in which the consideration received by the Company’s stockholders consists solely of cash. Immediately prior to the closing of such cash Acquisition, this Warrant shall automatically be deemed to be converted in full pursuant to the provisions of Section 1.2 hereof, without any further action on behalf of the Holder. In the event the Warrant is automatically deemed to be converted pursuant to this Section 1.6.3, the Company shall not be required to surrender the certificate representing the Shares until such time as the Holder surrenders the Warrant.

1.6.4 Purchase Right. If (i) there is an Acquisition in which the consideration received by the Company’s stockholders does not consist solely of cash, and (ii) the successor entity, notwithstanding Section 1.6.2, is unwilling to assume this Warrant, then the Company shall have the option to purchase this Warrant on the closing date of the Acquisition for cash in an amount per Share equal to two and one-half (2.5) times the Warrant Price, less the Warrant Price; provided, however, that such option shall not be exercisable to the extent that Holder exercises this Warrant in connection with such Acquisition.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock (or the Shares if the Shares are securities other than common stock) payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, or, if the Shares are securities other than common stock, subdivides the Shares in a transaction that increases the amount of common stock into which the Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, conversion or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, conversion or other event. Such an event shall include without limitation any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, conversions or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.4 Adjustments for Diluting Issuances. If the Shares are Preferred Stock, the rate of conversion of the Shares into Common Stock shall be subject to adjustment, from time to time, in the manner set forth in the Certificate of Incorporation of the Company in effect on the Issue Date, as may be subsequently amended.

2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.6 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3 Information Rights. Upon the exercise of this Warrant and for so long as the Holder continues to hold the Shares issued upon exercise hereof, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the stockholders of the Company, and (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4 Registration Under Securities Act of 1933, as amended. Upon the earlier of (i) the next amendment of the Company’s Amended and Restated Investors’ Rights Agreement, dated March 27, 2000 (the “Rights Agreement”) and (ii) no less than 20 days prior to the Company’s initial public offering, the Company shall cause the Holder to become party to the Rights Agreement, such that Holder shall be entitled to all rights and privileges under Section 1 only of the Rights Agreement as a “Holder” and “Investor” thereunder and the Shares or, if the Shares are convertible into common stock of the Company, such common stock shall be “Registrable Securities,” under the Rights Agreement.

ARTICLE 4. MISCELLANEOUS.

4.1 Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be converted in full pursuant to the provisions of Section 1.2 hereof, without any further action on behalf of Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence. In the event the Warrant is automatically deemed to be converted pursuant to this Section 4.1, the Company shall not be required to surrender the certificate representing the Shares until such time as Holder surrenders the Warrant.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company) and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms and conditions of this Warrant. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

4.6 Amendment: Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.10 No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

ARTICLE 5. REPRESENTATIONS AND COVENANTS OF HOLDER.

5.1 Representations and Warranties. Holder hereby represents and warrants to the Company as follows:

5.1.1 Purchase Entirely for Own Account. Holder acknowledges that this Warrant is issued to Holder in reliance upon Holder’s representation to the Company that the Warrants, the Shares, and any Common Stock issuable upon conversion of the Shares (collectively, the “Securities”) will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

5.1.2 Disclosure of Information. Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

5.1.3 Investment Experience. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

5.1.4 Accredited Investor. Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

5.1.5 Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.2 Market Stand-Off. Holder hereby agrees that it will not, without the prior written consent of the representatives of the underwriters, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the representatives of the underwriters (such period not to exceed one hundred eighty (180) days) (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 5.2 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, securities purchased in the initial public offering or securities purchased in open market transactions. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 5.2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Notwithstanding the foregoing, no Holder shall be bound by this Section 5.2 unless all entities owning three percent (3%) or more of the then outstanding common stock of the Company (assuming full conversion of all outstanding equity securities of the Company convertible into such common stock) are bound by this Section 5.2 or are otherwise contractually restricted from undertaking any action restricted by this Section 5.2.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of capital stock of Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

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ANDA Networks, Inc.

By:

Name:
(Print)

Title:	Chairman of the Board, President or Vice President

By:

Name:
(Print)

Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary

Acknowledged and Agreed to:

Greater Bay Bancorp

By:

Name:
(Print)

Title:

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase              shares of the Common Stock/Preferred Series          [Strike one] of ANDA Networks, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to              of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(NAME)

(ADDRESS)

3. The undersigned hereby represents that the representations and warranties in Section 5.1 hereof are true and correct as of the date hereof.

GREATER BAY BANCORP

(Signature)

(Date)